Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

MoonLake Immunotherapeutics

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Share, $0.0001 par value per share, to be issued under the MoonLake Immunotherapeutics Amended and Restated 2022 Equity Incentive Plan (the "Plan")	(1)	457(a)	5,000,000	$17.62	$88,100,000.00	0.0001381	$12,166.61

Total Offering Amounts:						$88,100,000.00		12,166.61
Total Fee Offsets:
Net Fee Due:								$12,166.61

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Offering Note(s)

(1)	The “Amount Registered” represents 5,000,000 Class A Ordinary Shares, $0.0001 par value per share (“Ordinary Shares”), of MoonLake Immunotherapeutics issuable under the Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also includes additional Ordinary Shares in respect of the securities identified in the above table that may become issuable through the Plan as a result of any scrip dividend, sub-division of shares, recapitalization or other similar transactions. The “Proposed Maximum Offering Price Per Share” and the “Maximum Aggregate Offering Price” are estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Ordinary Shares on The Nasdaq Stock Market LLC on August 4, 2026, within five business days prior to filing.